EXHIBIT 99.1

CONTACTS:	Metro One Telecommunications, Inc.
Duane Fromhart, Chief Financial Officer
(503) 643-9500

Financial Dynamics
Jim Byers (Investors & financial media)
FOR IMMEDIATE RELEASE	(415) 439-4504

METRO ONE REPORTS 2005 FIRST QUARTER FINANCIAL RESULTS

PORTLAND, Oregon – April 29, 2005 – Metro One Telecommunications, Inc. (Nasdaq: INFO), the leading provider of Enhanced Directory Assistance® and other enhanced telecom services, today reported financial results for the first quarter ended March 31, 2005.

Revenue for the first quarter of 2005 was $18.4 million, compared to $43.5 in the preceding year’s first quarter, reflecting reduced call volume and pricing.  Net loss for the first quarter was $13.3 million, or a loss of $0.53 per share, compared to a net loss of $7.8 million, or a loss of $0.32 per share, in the preceding year’s first quarter.

“We continue to make progress with co-marketing arrangements with several large organizations,” said Timothy A. Timmins, Metro One’s president and chief executive officer.  “We believe that these potential new sources of calls and revenue, coupled with efficiencies from streamlining our operations, will allow us to change the direction of our financial results.”

Metro One will host a webcast conference call on Friday, April 29, 2005 at 10:00 a.m. Pacific Time to review first quarter 2005 results.  To access the webcast, go to Metro One’s website at www.metro1.com.  An archived webcast replay of the call will also be available at that website.

About Metro One Telecommunications

Metro One Telecommunications, Inc. is the leading developer and provider of Enhanced Directory Assistance and other enhanced telecom services.  The Company operates a network of call centers located strategically throughout the U.S.  Metro One handled approximately 306 million requests for information in 2004.  Infone is Metro One’s premium personal assistant telephone service, for which consumers can sign up by visiting

www.infone.com or by calling 888-411-1111.  Infone® is a registered trademark of Metro One Telecommunications, Inc.  For more information, please visit www.metro1.com or www.infone.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.  The forward-looking statements should be considered in light of these risks and uncertainties.

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(Tables follow)

METRO ONE TELECOMMUNICATIONS, INC

Statements of Operations

(Dollars in thousands, except per share data)

	Three Months Ended
	3/31/2005	3/31/2004

Revenues	$18,379	$43,529

Costs and expenses:
Direct operating	17,220	25,543
Selling, general and administrative	14,829	25,954

Loss from operations	(13,670)	(7,968)

Other income	295	119

Loss before income taxes	(13,375)	(7,849)
Income tax benefit	(31)	—

Net loss	$(13,344)	$(7,849)

Loss per common share:
Basic	$(0.53)	$(0.32)
Diluted	$(0.53)	$(0.32)

Shares used in per share calculation:
Basic	24,984	24,775
Diluted	24,984	24,775

METRO ONE TELECOMMUNICATIONS, INC

Balance Sheets

(Dollars in thousands)

	3/31/2005	12/31/2004

Cash and cash equivalents	$15,525	$24,093
Short-term investments, available for sale	25,325	25,375
Restricted cash	4,900	4,900
Accounts receivable	12,348	17,524
Prepaid costs and other current assets	6,599	4,850

Total current assets	64,697	76,742

Furniture, fixtures and equipment, net	12,248	12,701
Intangible assets	6,216	5,916
Other assets	471	471

Total assets	$83,632	$95,830

Accounts payable	$2,131	$1,107
Accrued liabilities	1,768	2,003
Accrued payroll and related costs	12,490	12,125

Total current liabilities	16,389	15,235

Other long-term liabilities	1,150	1,158

Total liabilities	17,539	16,393

Common Stock	119,948	119,948
Retained earnings	(53,855)	(40,511)

Total shareholders' equity	66,093	79,437

Total liabilities and shareholders' equity	$83,632	$95,830